Exhibit 10.1

THIS AMENDED AND RESTATED NOTE (THIS “NOTE”) HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER OF THIS NOTE WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. IN ORDER TO REQUEST SUCH INFORMATION, A HOLDER OF THIS NOTE SHOULD CONTACT JOHN D’AGOSTINO AT DAGOSTINO@ADITEDTECH.COM.

AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: Not to Exceed $1,800,000 (See Schedule A)	Dated as of July 12, 2023

WHEREAS, Adit EdTech Acquisition Corp., a Delaware corporation (the “Maker”) issued to GRIID Infrastructure LLC, a Delaware limited liability company, or its registered assigns or successors in interest (the “Payee”) that certain Promissory Note, dated January 13, 2023 (the “Original Note”), pursuant to which the Payee was permitted to make certain advances and readvances in amounts not to exceed a total principal amount of $900,000;

WHEREAS, prior to the date hereof, the total principal amount of all advances and readvances outstanding under the Original Note was $888,271.92; and

WHEREAS, the Maker and the Payee desire to amend and restate the Original Note in its entirety to, among other things, increase the aggregate amount of all advances and readvances permitted to be made by the Payee to the Maker from $900,000 to $1,800,000.

NOW, THEREFORE, in consideration of the premises, the agreements hereinafter set forth and other good and valuable consideration, the Maker and the Payee hereby agree that the Original Note is hereby amended, restated and replaced in its entirety by this Note to read as follows:

FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, the Maker promises to pay to the order of the Payee the principal balance as set forth on Schedule A hereto in lawful money of the United States of America; which schedule shall be updated from time to time by the Payee to reflect all advances and readvances made by the Payee to the Maker under this Note from time to time; provided that at no time shall the Payee be obligated to make any advance or readvance if and to the extent that the aggregate principal amount of all advances and readvances outstanding under this Note exceed One Million Eight Hundred Thousand dollars ($1,800,000.00). Subject to the foregoing, any advance hereunder shall be made by the Payee upon receipt of a written request of the Maker, related to extensions of the term of the Maker and the consummation of the Business Combination (as defined below), and upon any such advance by Payee, shall be set forth on Schedule A. Schedule A shall be binding on the Maker absent manifest error. All payments on this Note shall be made by wire transfer of immediately available funds or as otherwise determined by the Payee to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. All unpaid principal and accrued and unpaid interest under this Note shall be due and payable in full on the earlier of (i) the date on which a definitive decision to liquidate the Maker is made by its board of directors, and (ii) the effective date of the merger involving the Maker and the Payee pursuant to that certain Agreement and Plan or Merger dated as of November 29, 2021 and amended on December 23, 2021, October 17, 2022 and February 8, 2023 (the “Business Combination”) (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an Event of Default (as defined below). Any outstanding principal amount under this Note may be prepaid at any time by the Maker, at its election and without penalty. Except for fraud, if any, no individual, including, but not limited to, any officer, director, employee or shareholder of the Maker, shall be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. Interest will accrue from the applicable borrowing date on the outstanding principal balance at a rate per annum equal to the “Applicable Federal Rate” set forth by the Internal Revenue Service (pursuant to Section 1274(d) of the Internal Revenue Code) for obligations of the type created by this Note as in effect from time to time. Throughout the term of this Note, interest will be calculated on the basis of a 365-day year and shall be computed for the actual number of days elapsed in the period for which interest is charged.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges, then to payment of accrued and unpaid interest and finally to the reduction of the unpaid principal balance of this Note. Amounts paid or repaid under this Note may be reborrowed.

4. Events of Default. The occurrence and continuance of any of the following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay any amount due pursuant to this Note within five Business Days (as defined herein) after the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in respect of the Maker or its property in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

5. Remedies.

(a) Upon the occurrence and continuance of an Event of Default specified in Section 4(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note along with all accrued and unpaid interest thereon, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) or 4(c), the unpaid principal balance of this Note along with all accrued and unpaid interest thereon, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

6. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

7. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

8. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, or (ii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by electronic transmission; one business day after delivery to an overnight courier service; or five days after mailing if sent by first class registered or certified mail.

9. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK.

10. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in connection with the Maker’s initial public offering (the “Trust Account”), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The foregoing shall bind any permitted assignee or transferee of this Note.

12. Amendment; Waiver. Except with respect to amendments to Schedule A as provided in the forepart of this Note, any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

13. Assignment. Neither the Maker nor the Payee may assign or transfer this Note or any rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the other party, provided that the Maker may collaterally assign this Note in connection with any existing or future credit agreement with a lender. Any attempted assignment without the required consent shall be void.

14. Business Day. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

ADIT EDTECH ACQUISITION CORP.

By:	/s/ David L. Shrier
Name: David L. Shrier
Title: Chief Executive Officer

[Signature Page to Amended and Restated Promissory Note]

SCHEDULE A

Subject to the terms and conditions set forth in the Note to which this schedule is attached, the principal balance due under the Note shall be set forth in the table below and shall be updated from time to time to reflect all advances and readvances outstanding under the Note.

Date	Amount Advanced	Amount Repaid
January 13, 2023	$148,045.32
February 13, 2023	$148,045.32
March 10, 2023	$148,045.32
April 13, 2023	$148,045.32
May 12, 2023	$148,045.32
June 13, 2023	$148,045.32